MabVax Therapeutics Holdings, Inc. Announces Pricing of Public Offering

SAN DIEGO, CA – September 30, 2015 – MabVax Therapeutics Holdings, Inc. (OTCQB: MBVX) (“MabVax”), a clinical-stage immuno-oncology drug development company, today announced the pricing of its public offering of 2,500,000 shares of its common stock at an offering price to the public of $1.10 per share and warrants to purchase up to 1,250,000 shares of its common stock at an offering price to the public of $0.01 per warrant.  All shares of common stock and warrants are being offered by MabVax.  For every two shares of common stock sold, MabVax will issue one warrant to purchase one share of common stock.  The shares and warrants will be separately issued, although they will be issued and sold in equal proportions. The warrants are immediately exercisable, expire September 30, 2018 and have an exercise price of $1.32 per share.  The warrants will not be listed on any securities exchange or other trading market.

In addition, MabVax has granted the underwriters a 30-day option to purchase up to an additional 375,000 shares of common stock and/or up to an additional 187,500 warrants at the same price to cover over-allotments, if any. The offering is expected to close on October 5, 2015, subject to the satisfaction of customary closing conditions.

MabVax expects to receive approximately $2,750,000 in gross proceeds, before underwriting discounts and commissions and offering expenses payable by us and without giving effect to the exercise of the underwriters’ over-allotment option. MabVax intends to use the net proceeds from this offering to fully fund its HuMab 5B1 human antibody program through Phase I clinical development and for working capital and general corporate purposes.

Laidlaw & Company (UK) Ltd. is acting as the sole book-running manager for the offering.

The securities are being offered by MabVax pursuant to a registration statement on Form S-1 (333-204803) filed with the Securities and Exchange Commission (the “SEC”), which was declared effective by the SEC on September 30, 2015. A final prospectus relating to the offering may be obtained, when available, on the SEC’s website located at www.sec.gov, and electronic copies of the final prospectus may also be obtained from Laidlaw & Company (UK) Ltd., Attention: Syndicate Department, 546 Fifth Avenue, New York, NY 10036, by telephone at (212) 953-4900 or by email at syndicate@laidlawltd.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MabVax Therapeutics Holdings, Inc.

MabVax Therapeutics Holdings, Inc. is a clinical stage oncology drug development company focused on the development of human antibody-based products and vaccines to address unmet medical needs in the treatment of cancer. MabVax has discovered a pipeline of human monoclonal antibody products based on the protective immune responses generated by patients who have been immunized against certain solid tumor cancers with the Company's proprietary vaccines. MabVax is preparing to file this year two investigational new drug applications, or INDs, for Phase 1 clinical trials of the Company's fully human antibody HuMab 5B1. One IND will be for a new generation HuMab 5B1-based PET imaging product for the diagnosis of pancreatic cancer. The second IND is for the HuMab 5B1 antibody as a treatment for metastatic pancreatic and colon cancer. First-in-human dosing for both products will occur at the end of 2015 or early 2016. MabVax has the exclusive license to a portfolio of therapeutic vaccines from Memorial Sloan Kettering Cancer Center. MabVax has two cancer vaccines targeting recurrent sarcoma and ovarian cancer in proof of concept Phase II multi-center clinical trials, and a vaccine targeting neuroblastoma that will be ready for Phase II clinical trial in 2016. Additional information about the Company is available at www.mabvax.com.

Forward-Looking Statements

Certain statements contained in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements contained in this release relate to, among other things, the offering and, expected use of proceeds from the offering.   They are generally identified by words such as "believes," "may," "expects," "anticipates," "should'" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" section of the Company's Annual Reports filed with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Contacts:

Jody Cain
Senior Vice President
LHA
310-691-7100
jcain@LHAI.com

Robert B. Prag President The Del Mar Consulting Group, Inc. 858-794-9500 bprag@delmarconsulting.com	Scott Wilfong President Alex Partners, LLC 425-242-0891 scott@alexpartnersllc.com